As filed with the Securities and Exchange Commission on April 27, 2005.
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 _________________________

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 _________________________

Petroleum & Resources Corporation (Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or organization)	13-5506797 (I.R.S. Employer Identification Number)
Seven St. Paul Street Suite 1140 Baltimore, Maryland (Address of Principal Executive Offices)	21202 (Zip Code)
_________________________

 Petroleum & Resources Corporation
2005 Equity Incentive Compensation Plan
(Full title of the plan)
_________________________

 LAWRENCE L. HOOPER, JR.
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
Petroleum & Resources Corporation
Seven St. Paul Street
Suite 1140
Baltimore, Maryland 21202
(Name and address of agent for service)

(410) 752-5900 (Telephone number, including area code, of agent for service) _________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $1.00 per share	872,639 shares	$27.71	$24,180,287	$2,847

(1) The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this registration statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may become issuable as a result of any stock splits, stock dividends or similar events.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low trading prices of the Common Stock as reported on the New York Stock Exchange on April 20, 2005 of $27.71.
_________________________

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

                    The following documents, which are on file (File No. 811-02736) with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form N-CSR of Petroleum & Resources Corporation (the “Company”) for the year ended December 31, 2004;

(b)	The description of the Company’s Common Stock, par value $1.00 per share, which is incorporated by reference to Exhibit A to the Company’s Registration Statement on Form 8-A as filed with the SEC on November 5, 1986, as updated in Amendment No. 14 to the Company’s Registration Statement on Form N-2 as filed with the SEC on March 30, 1992, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4.        Description of Securities.

                    This Item is not applicable.

Item 5.        Interests of Named Experts and Counsel.

                    Lawrence L. Hooper, Jr., Esq., who has passed upon the legality of any newly issued shares of the Company’s Common Stock covered by this Registration Statement, is Vice President, General Counsel and Secretary of the Company. Lawrence L. Hooper, Jr., Esq. is eligible to receive awards under the Company’s 2005 Equity Incentive Compensation Plan and owns, or has the right to acquire, a number of shares of the Company’s Common Stock which represents less than 1% of the total outstanding shares of the Company’s Common Stock.

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Item 6.        Indemnification of Directors and Officers.

                    The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Article ELEVENTH of the Articles of Incorporation of the Company, as amended (the “Charter”), contains such a provision which eliminates such liability to the fullest extent permitted by applicable law.

                    Article TWELFTH of the Charter and Article 5 of the By-Laws of the Company, as amended (the “By-Laws”), generally obligate the Company, to the fullest extent permitted by applicable law, including the MGCL and the Investment Company Act of 1940, as amended, to indemnify and pay or reimburse expenses incurred by any person who was or is involved in any manner, or is threatened to made so involved, in any proceeding by reason of the fact that such person (a) is or was a director or officer, or, at the option of the Board of Directors in any particular case, an employee or agent of the Company or (b) serves or served at the request of the Company any other enterprise as a director, officer, partner or trustee, or, at the option of the Board of Directors in any particular case, an employee or agent.

                    The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

                    The Company’s directors and officers are insured against certain liabilities for actions taken in such capacities.

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Item 7.        Exemption from Registration Claimed.

                    This Item is not applicable.

Item 8.        Exhibits.

4-a	—	Articles of Incorporation of the Company, as amended.

4-b	—	By-Laws of the Company, as amended.

4-c	—	Petroleum & Resources Corporation 2005 Equity Incentive Compensation Plan, included as Appendix A to the Company’s Proxy Statement for its 2005 Annual Meeting of Stockholders, is hereby incorporated by reference.

5	—	Opinion of Lawrence L. Hooper, Jr. as to the legality of any newly issued shares of Common Stock of the Company covered by this registration statement.

23-a	—	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

23-b	—	Consent of Chadbourne & Parke LLP.

23-c	—	Consent of Lawrence L. Hooper, Jr., contained in his opinion filed as Exhibit 5 to this registration statement.

24	—	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company.

Item 9.        Undertakings.

A.     The Company hereby undertakes:

               (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

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               (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4)   That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 27th day of April, 2005.

PETROLEUM & RESOURCES CORPORATION
By	/s/ LAWRENCE L. HOOPER, JR. (Lawrence L. Hooper, Jr.)

                    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of April, 2005 by the following persons in the capacities indicated:

Signature	Title
ENRIQUE R. ARAC*	Director
PHYLLIS O. BONANNO*	Director
DANIEL E. EMERSON*	Director
THOMAS H. LENAGH*	Director
W.D. MACCALLAN*	Director
KATHLEEN T. MCGAHRAN*	Director
DOUGLAS G. OBER*	Chairman of the Board, Chief Executive Officer (principal executive officer) and a Director
JOHN J. ROBERTS*	Director
SUSAN C. SCHWAB*	Director
ROBERT J.M. WILSON*	Director
MAUREEN A. JONES*	Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)
* By	/s/ LAWRENCE L. HOOPER, JR. (Lawrence L. Hooper, Jr., Attorney-in-fact)**

**  By authority of the powers of attorney filed herewith.

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EXHIBIT INDEX

Exhibit Number		Page
4-a	Articles of Incorporation of the Company, as amended.
4-b	By-Laws of the Company, as amended.
5	Opinion of Lawrence L. Hooper, Jr. as to the legality of any newly issued shares of Common Stock of the Company covered by this registration statement.
23-a	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.
23-b	Consent of Chadbourne & Parke LLP.
23-c	Consent of Lawrence L. Hooper, Jr., contained in its opinion filed as Exhibit 5 to this registration statement.
24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company.